SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2016

OptimizeRx Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53605	26-1265381
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Water Street, Suite 200, Rochester, MI	48307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 248.651.6568

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01          Entry into a Material Definitive Agreement

The information provided in Item 5.02 concerning the entry into a material definitive agreement is incorporated by reference in this Item 1.01.

SECTION 5 – Corporate Governance and Management

Item 5.02          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective February 22, 2016, we have appointed William Febbo as our Chief Executive Officer, replacing David Harrell, who will continue as Chairman of the Board of Directors.

Mr. Febbo brings more than 18 years of experience in building and managing health services and financial businesses. Before joining our company, Mr. Febbo served as Chairman and Founder of Plexuus, LLC, a payment processing business for medical professionals. From 2007 to 2015, he worked with Merriman Holdings, Inc., an investment banking firm. There he served as Chief Operating Officer and assisted with capital raises in the tech, biotech, cleantech, consumer and resources industries. From 2013 to 2015, he also worked with Digital Capital Network, Inc., which operated a transaction platform for institutional and accredited investors. There he served as Chief Executive Officer and Co-Founder and managed the day-to-day operations of the digital portal for institutional level investments. Prior to Merriman, Mr Febbo was CEO and co-founder of MedPanel, a provider of market intelligence and communications for the pharmaceutical, biomedical, and medical device industries, which was eventually acquired by MCF Corporation.

Mr. Febbo, age 47, holds a Bachelor of Arts in International Studies and Spanish from Dickenson College in Carlisle, Pennsylvania.

There are no family relationships between Mr. Febbo and any of our directors or executive officers.

Aside from the following, Mr. Febbo has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

In connection with his employment with Merriman Holdings, Inc. at the time, Mr. Febbo played an important role in assisting our placement agent in the financing and partnership transaction that occurred in September 2015 with WPP.

On February 12, 2015, Mr. Febbo and our company entered into an Offer Letter of Employment (“Offer Letter”). Pursuant to the Offer Letter, Mr. Febbo will receive an annual base salary of $220,000 and will be eligible for a bonus of up to 50% of base salary based on revenue and EBITDA goals.

In addition, we also agreed to grant to Mr. Febbo an option under our 2013 Incentive Plan to purchase 1,500,000 shares of our common stock that will vest in 20% increments annually on each of the first, second, third, fourth and fifth anniversaries of the grant date. Mr. Febbo is further eligible to participate in any health and welfare programs as are generally eligible to our employees and four weeks of vacation.

The Offer Letter further provides that if Mr. Febbo’s employment with the Company is involuntarily terminated without Cause, Mr. Febbo resigns for Good Reason, subject to certain notice and cure periods, or he is no longer able to render services to us as a result of death or Disability, other than within twelve (12) months following a Change in Control, Mr. Febbo will be entitled to receive a severance payment of up to twelve (12) months of his applicable base pay depending on the length of his employment, less applicable withholding taxes and regular deductions. Receipt of these severance benefits is conditioned on execution by Mr. Febbo of a release of claims in our favor.

In addition, pursuant to the Offer Letter, if we are subject to a Change in Control and within twelve months after that (i) we terminate Mr. Febbo’s employment, or a successor entity, other than for Cause or (ii) Mr. Febbo resigns within three months for Good Reason, subject to certain notice and cure periods, then Mr. Febbo will be entitled to (x) twelve (12) months of his final base pay rate; and (y) if our equity awards are assumed in the Change in Control, accelerated vesting of the number of his then-unvested stock option. Receipt of these change of control benefits is conditioned on execution by Mr. Febbo of a release of claims in our favor and provided in lieu of, and not in addition to, any other severance-based benefits for which Mr. Febbo might then be eligible.

Mr. Febbo agreed to covenants not to compete, solicit customers or recruit employees both during employment and for a period of one year following termination. The agreement also contains a confidentiality provision.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Mr Harrell’s employment with our company will end March 31, 2016, however he is no longer Chief Executive Officer as of February 22, 2016. Following this, on April 1, 2016, Mr. Harrell will remain on as our non-executive Chairman and member of our Board of Directors where, in these roles, he will receive 125% of director’s compensation. He will also provide management consulting over the next twelve (12) months on matters of corporate strategies, strategic partnerships, product development and marketing for consulting hours of up to one hundred (100) hours per month.

Mr. Harrell is entitled to severance pay for twenty four (24) months under his employment agreement and the Board of Directors approved an additional payout of $720,415 to retire shares due and owing to Mr. Harrell, awarded in prior years, but not yet issued.

SECTION 9 – Financial Statements and Exhibits

Item 9.01          Financial Statements and Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated February 12, 2016, by and between OptimizeRx Corp. and William Febbo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OptimizeRx Corporation

Date: February 19, 2016	/s/ Doug Baker
Doug Baker
Chief Financial Officer

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